CAPNIA, INC.

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION

Capnia, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is Capnia, Inc. The Corporation was originally incorporated under the name “Capnia, Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 1999.

2.Article I of the Certificate of Incorporation, as amended (the “Certificate”) of the Corporation is hereby amended and restated to read in its entirety as follows:

“The name of this Corporation shall be Soleno Therapeutics, Inc.”

3.The foregoing amendment to the Amended and Restated Certificate of Incorporation shall be effective on May 12, 2017, and the effective time shall be 12:01 a.m., Eastern Time.

4.This Amendment of the Corporation’s Certificate has been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Capnia, Inc. has caused this Certificate of Amendment to be signed by Anish Bhatnagar, a duly authorized officer of the Corporation, on May 8, 2017.

CAPNIA, INC.

By: /s/ Anish Bhatnagar
Anish Bhatnagar,
Chief Executive Officer